Exhibit 10.21

FIRST AMENDMENT TO

LETTER AGREEMENT

This First Amendment to Letter Agreement effective as of January 1, 2009 is between AuthenTec, Inc., a Delaware corporation (the “Company”), and                     (“Employee” or “Player”) and modifies that Letter Agreement entered into between the parties and having an effective date of June 8, 2007 (the “Agreement”). AuthenTec and Player agree as follows:

1.	The following language will be inserted at the end of the introductory paragraph of the agreement:

“within sixty (60) days after your termination of your employment:”

2.	The following sentence will be inserted as a new sentence at the end of the first and second bullet points on the page 1 of the Agreement:

“The foregoing amounts will be paid within sixty (60) days after your termination of employment.”

3.	The following language will be inserted immediately prior to the last sentence of Paragraph 2 of the Agreement:

“The foregoing will be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year will not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year; (2) the reimbursement of an eligible expense will be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit.”

IN WITNESS WHEREOF, the parties have executed this First Amendment to Letter Agreement as of the date first written above.

	THE COMPANY	PLAYER
AuthenTec, Inc.

By:
Name:	F. Scott Moody		Player Name
Title:	Chief Executive Officer

Date:		Date:

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